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                                                                  EXHIBIT (d)(3)

                          TENDER AND VOTING AGREEMENT

     THIS TENDER AND VOTING AGREEMENT, dated as of January 15, 2001 (this "Agreement"), is entered into by and between Intel Corporation, a Delaware corporation ("Parent"), and ESR Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent ("Acquisition"), on the one hand, and Dirk I. Gates ("Shareholder"), on the other hand. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

                                    RECITALS:

     WHEREAS, concurrently herewith, Parent, Acquisition and Xircom, Inc., a California corporation (the "Company"), are entering into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), pursuant to which Acquisition will make a tender offer (the "Offer") for all outstanding shares of common stock, $0.001 par value, of the Company ("Company Common Stock") and, after Acquisition has accepted tendered shares for payment (the date on which such acceptance occurs, the "Acceptance Date"), the Company and Acquisition will be merged together, with the Company as the surviving corporation and wholly-owned subsidiary of Parent (the "Merger");

     WHEREAS, Shareholder Beneficially Owns (as defined herein) 674,333 shares of Company Common Stock (the "Shares"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition have required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     Section 1. Tender of Shares. Shareholder hereby agrees with Parent and Acquisition that Shareholder will, promptly after the date of commencement of the Offer (but in all events not later than ten (10) business days thereafter), tender to Acquisition or its agent all Shares Beneficially Owned by Shareholder on such date (the "Tendered Shares"). Shareholder further agrees to tender to Acquisition or its agent promptly after Shareholder's acquisition thereof (but in all events not later than ten (10) business days after such acquisition) all other shares of Company Common Stock acquired and Beneficially Owned by Shareholder at any time prior to the Acceptance Date or the date on which the Offer is terminated or expires without Acquisition's having accepted shares for payment; all such subsequently tendered Shares shall constitute "Tendered Shares" for all purposes of this Agreement. Shareholder agrees not to withdraw any of the Tendered Shares unless the Offer is terminated or has expired


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without Acquisition's having accepted the Tendered Shares for payment.
Shareholder acknowledges and agrees that Acquisition's obligation to accept for payment and pay for the Tendered Shares is subject to all the terms and conditions of the Offer.

     Section 2. Voting Agreement.

     (a) Shareholder hereby agrees with Parent and Acquisition that, at any meeting of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders in lieu of a meeting, Shareholder shall vote the Shares Beneficially Owned by Shareholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement and any actions required in furtherance of the transactions contemplated thereby, including without limitation voting such shares in favor of the election to the Company Board of each person designated by Parent for nomination thereto pursuant to Section 1.3(a) of the Merger Agreement at any meeting of the Company's shareholders called for the election of directors; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against: (A) any Third Party Acquisition, (B) any change in a majority of the individuals who, as of the date hereof, constitute the Company Board (other than as contemplated by Section 1.3 of the Merger Agreement), (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Third Party, (D) a sale, lease, transfer or disposition of any assets of the Company's or any of its subsidiaries' business outside the ordinary course of business, or any assets which are material to its business whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries, (E) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or bylaws, (F) any other material change in the Company's corporate structure or affecting its business, or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement, or any of the transactions contemplated by this Agreement.

     (b) Shareholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained herein.

     (c) For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean Shareholder's having such ownership, control or power to direct the voting with respect to, or otherwise enables Shareholder to legally act with respect to, such securities as contemplated hereby, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Securities Beneficially Owned by Shareholder shall (i) include securities


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Beneficially Owned by all other persons with whom Shareholder would constitute a
"group" as within the meaning of Section 13(d)(3) of the Exchange Act, and (ii) exclude, until their issuance, any Shares issuable upon exercise of options held by Shareholder.

     Section 3. Director Matters Excluded. Parent and Acquisition acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Shareholder with respect to any act or omission that Shareholder may undertake or authorize in his capacity as a member of the Company Board, including, without limitation, any vote that Shareholder may make as a director of the Company with respect to any matter presented to the Company Board.

     Section 4. Other Covenants, Representations and Warranties. Shareholder hereby represents and warrants to Parent and Acquisition as follows:

     (a) Ownership of Shares. Shareholder is the Beneficial Owner of all the Shares. On the date hereof, the Shares constitute all of the Shares Beneficially Owned by Shareholder. Shareholder has voting power with respect to the matters set forth in Section 2(a) hereof with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

     (b) Power; Binding Agreement. Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any agreement or any court order to which Shareholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder.

     (c) Restriction on Transfer, Proxies and Non-Interference. Except as expressly contemplated by this Agreement or the Merger Agreement, Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing any of Shareholder's obligations under this Agreement. Notwithstanding anything to the contrary provided in this Agreement, Shareholder shall have the right to transfer Shares to (i) any Family Member, (ii) the trustee or trustees of a trust for the benefit of Shareholder and/or one or more Family Members and/or charitable organizations, (iii) a partnership of which Shareholder and/or Family Members owns a majority of the partnership interests,
(iv) a limited liability company of which Shareholder and/or any Family Members owns a majority of the membership interests, (v) the executor, administrator or personal representative of the estate of Shareholder, or


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(vi) any guardian, trustee or conservator appointed with respect to the assets of Shareholder; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms of this Agreement, or terms substantially identical thereto. "Family Member" shall have the meaning ascribed to "Related Parties" under Section 672(c) of the Internal Revenue Code of 1986, as amended.

     (d) Other Potential Acquirors. Shareholder shall immediately cease any discussions or negotiations with any other persons with respect to any Third Party Acquisition. Shareholder shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition. The Shareholder shall promptly (and in any event within one business day after becoming aware thereof) (i) notify Parent in the event the Shareholder receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in connection with a potential Third Party Acquisition, (ii) provide a copy of any written agreements, proposals or other materials Shareholder receives from any such person or group (or its representatives), and (iii) advise Parent from time to time of the status, at any time upon Parent's request, and promptly following any developments concerning the same.

     (e) Reliance by Parent and Acquisition. Shareholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

     (f) Sophistication. The Shareholder acknowledges being an informed and sophisticated investor and, together with the Shareholder's advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable the Shareholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

     Section 5. Stop Transfer. Shareholder agrees with, and covenants to, Parent and Acquisition that Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     Section 6. Termination. Shareholder's covenants and agreements contained herein with respect to the Shares shall terminate upon the earliest to occur of:


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(a) the termination of the Merger Agreement in accordance with its terms; (b)
the Acceptance Date; and (c) May 15, 2001. Upon the termination of this Agreement, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto, except (i) that the provisions of this Section 6 and the provisions of Section 7 shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any intentional breach hereof.

     Section 7. Miscellaneous.

     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of any Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided further that such assignment shall not relieve Parent of its obligations hereunder if such subsidiary shall fail to perform such obligations in accordance with the terms of this Agreement.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses: (i) if to Parent or


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Acquisition, to its address set forth in the Merger Agreement, and (ii) if to the Shareholder, to the address set forth under the Shareholder's signature on the signature page hereto; or, in each case, to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Further Assurances. From time to time, at the other party's request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.


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     (l)  WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY
JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

     (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

     (n) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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     IN WITNESS WHEREOF, Parent, Acquisition and the Shareholder have executed and delivered this Agreement as of the day and year first above written.

                                 INTEL CORPORATION, a Delaware corporation

                                 By: /s/ ARVIND SODHANI
                                    -------------------------------------------
                                 Name: Arvind Sodhani
                                 Title: Vice President and Treasurer

                                 ESR ACQUISITION CORPORATION, a Delaware
                                 corporation

                                 By: SUZAN A. MILLER
                                    -------------------------------------------
                                 Name: Suzan A. Miller
                                 Title: President

                                 SHAREHOLDER

                                 /s/ DIRK I. GATES
                                 ----------------------------------------------
                                 Name: Dirk I. Gates

                                 Address for Notices to Shareholder:

                                 4380 Spring Forest Lane
                                 Westlake, California 91362
                                 Facsimile: (805) 373-0950









          [SIGNATURE PAGE TO INTEL/XIRCOM TENDER AND VOTING AGREEMENT]


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